NEWS RELEASE
March 16, 2011
logo.jpg DXP logo CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2010 FOURTH QUARTER AND YEAR END RESULTS

Houston, TX, -- March 16, 2011 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that for the fourth quarter ended December 31, 2010 it earned net income of $5.9 million, or $0.39 per fully diluted share.  Sequentially, earnings per share improved 8.3% from $0.36 per fully diluted share, or $5.3 million in net income for the third quarter ended September 30, 2010.  Compared to adjusted fourth quarter 2009 earnings of $2.6 million or $0.19 per fully diluted share, fourth quarter 2010 earnings per share improved 105.3%.

The fourth quarter and annual 2009 results included an impairment of goodwill and other intangibles of $53.0 million, a $13.8 million reduction in value of inventory and $5.6 million of restructuring and other special fourth quarter charges, amounting to $72.4 million of total charges.  Absent these charges, adjusted EPS for the fourth quarter and full year 2009 would have been $0.19 and $0.76, respectively.

For the year ended December 31, 2010, DXP reported net income of $19.4 million, with diluted EPS of $1.32 compared to adjusted year end December 31, 2009 net income of $10.7 million, with EPS of $0.76 for an improvement of $8.7 million in net income or 73.7% per fully diluted share.

Sales for the fourth quarter of 2010 increased $31.8 million, or 23.1% to approximately $169.7 million from $137.8 million for the same period in 2009.

For the year ended December 31, 2010, DXP reported a sales increase of $73.0 million, or 12.5% to approximately $656.2 million from $583.2 million for 2009.

David R. Little, Chairman and Chief Executive Officer remarked, “We achieved solid results in 2010.  Operationally our business was more efficient and we continued to invest in our growth strategies.  We spent approximately $18.4 million in cash on two acquisitions and launched several service centers in new geographies.  As cash flow continues to grow we look forward to building a bigger and more efficient Company to serve the needs of our industrial customers.  I would like to thank all of our dedicated employees for their hard work and outstanding execution to deliver this year’s results.  2011 looks bright as we enter the year with strong financial resources, great technology and an experienced team capable of delivering great products and services to our customers and excellent financial results to our shareholders.  We believe that most of our markets, especially oil and gas, are improving.”

Mac McConnell, Senior Vice President and CFO, added, “Fourth quarter and annual financial results reflect our focus on customers and continued growth in the market.  The revenue growth, combined with our cost discipline, helped us improve margins quarter-over-quarter and year-over-year, while growing EBITDA.  I was also very pleased that DXP was able to generate over $22.7 million in free cash flow which was primarily used to complete two significant acquisitions and reduce long-term debt.  As of December 31, 2010, $50.0 million was available to be borrowed under our credit facility.”

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States and Sonora, Mexico in virtually every industry since 1908.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to ww.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

NEWS RELEASE
March 16, 2011
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
	Years ending December 31,		Three Months Ending December 31,
	2010	2009	2010	2009
Sales	$ 656,202	$ 583,226	$ 169,669	$ 137,826
Cost of sales	467,807	431,812	120,021	114,648
Gross profit	188,395	151,414	49,648	23,178
Selling, general and administrative expense	151,304	147,795	38,591	37,005
Goodwill and other intangibles impairment	-	52,951	-	(52,951)
Operating income (loss)	37,091	(49,332)	11,057	(66,778)
Other income	249	95	6	24
Interest expense	(5,208)	(5,245)	(1,185)	(1,225)
Income (loss) before provision for income taxes	32,132	(54,482)	9,878	(67,979)
Provision (benefit) for income taxes	12,751	(12,070)	4,018	(17,545)
Net income (loss)	19,381	(42,412)	5,860	(50,434)

Per share and share amounts
Basic earnings (loss) per common share – restated	$ 1.40	$ (3.24)	$ 0.41	$ (3.84)
Common shares outstanding	13,821	13,117	14,149	13,152
Diluted earnings (loss) per share	$ 1.32	$ (3.24)	$ 0.39	$ (3.84)
Common and common equivalent shares outstanding	14,821	13,117	14,989	13,152

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Years Ended December 31,		Three Months Ended December 31,
	2010	2009	2010	2009

Income (loss) before income taxes	$ 32,132	$ (54,482)	$ 9,878	$ (67,979)
Plus interest expense	5,208	5,245	1,185	1,225
Plus depreciation and amortization	9,568	11,476	2,447	2,702
Goodwill and other intangibles impairment	-	52,951	-	52,951
EBITDA	$ 46,908	$ 15,190	$ 13,510	$ (11,101)

**EBITDA – earnings before interest, taxes, depreciation and amortization